UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 09, 2026

Genasys Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	000-24248	87-0361799
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

16262 West Bernardo Drive
San Diego, California		92127
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: 858 676-1112

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.00001 par value per share	GNSS	NASDAQ Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On June 9, 2026, Genasys Inc., a Delaware corporation (the “Company”), entered into a Loan Agreement (the “Loan Agreement”) with Maran Partners Fund, LP, a Delaware limited partnership (the “Lender”), pursuant to which the Lender extended an unsecured term loan to the Company in the principal amount of $4.3 million (the “Loan”). The closing under the Loan Agreement also occurred on June 9, 2026. The proceeds of the Loan, net of the origination fee (as described below) and closing costs, will be used solely for working capital and general corporate purposes.

Under the Loan Agreement, the Company is obligated to make monthly payments of accrued and unpaid interest, with all unpaid principal, accrued and unpaid interest, fees and costs due and payable on September 14, 2026. The interest rate under the Loan Agreement is 18% per annum (the “Fixed Rate”). Upon the occurrence and continuation of an Event of Default (as defined in the Loan Agreement), the unpaid principal balance of the Loan will accrue interest at a rate equal to the Fixed Rate plus an additional 5% per annum. In connection with the closing of the Loan, the Company paid an origination fee of $301,000, which was deducted from the Loan proceeds. In addition, the Loan Agreement provides for an exit fee payable upon the repayment in full of the Loan equal to $64,500 if the Loan is repaid on or before July 13, 2026, and $150,500 if the Loan is repaid thereafter.

The Loan Agreement contains customary representations and warranties of the Company, affirmative and negative covenants (including, without limitation, restricting the Company from certain distributions, indebtedness, fundamental changes, sales of assets, and redemptions), Events of Default (including a change of control) and remedies thereupon, indemnification obligations of the Company, and other obligations and rights of the parties. The Loan Agreement also provides for mandatory prepayment of the Loan upon the occurrence of certain events, including a change of control of the Company, certain asset sales outside the ordinary course of business, and certain equity issuances. The Company may prepay the Loan without premium or penalty, in whole or in part, in increments of $250,000, upon at least 30 days’ advance written notice to the Lender.

The foregoing description of the Loan Agreement is qualified by reference to the full text of the Loan Agreement, which is filed as Exhibit 10.1 hereto and incorporated herein by reference. The Loan Agreement has been included to provide investors with information regarding its terms. The representations, warranties and covenants contained in the Loan Agreement were made only for purposes of the Loan Agreement and as of specific dates, were solely for the benefit of the Lender, are subject to limitations agreed upon by the parties to the Loan Agreement.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure set forth under Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference into this Item 2.03.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

10.1	Loan Agreement, dated as of June 9, 2026, between Genasys Inc. and Maran Partners Fund, LP.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Genasys Inc.

Date:	June 12, 2026	By:	/s/ Cassandra L. Hernandez-Monteon
Cassandra L. Hernandez-Monteon Chief Financial Officer